                                                                      EXHIBIT 12

              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------
                                                        1995       1996       1997      1998       1999
                                                     ---------  ---------  ---------  ---------  ---------
EARNINGS
     Pre-tax income (loss).........................  $  (4,544)  $ (2,389)  $  1,576  $   6,361  $   7,798
     Add:  fixed charges...........................        857      1,194      1,523      1,964      8,504
                                                     ---------  ---------  ---------  ---------  ---------
Total earnings.....................................  $  (3,687)  $ (1,195)  $  3,099  $   8,325  $  16,302
                                                     =========  =========  =========  =========  =========

FIXED CHARGES
     Interest expense..............................  $     277  $     373  $     428  $     777  $   6,195
     Rent expense included in fixed charges........        580        821      1,095      1,169      2,309
                                                     ---------  ---------  ---------  ---------  ---------
Total fixed charges................................  $     857  $   1,194  $   1,523  $   1,946  $   8,504
                                                     =========  =========  =========  =========  =========

RATIO OF EARNINGS TO FIXED CHARGES.................        --*        --*        2.0        4.3        1.9


* For the years ended December 31, 1995 and 1996, earnings were insufficient to cover fixed charges by approximately $2,830 and $1, respectively.